QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.3

March 22, 2010

Talisman Energy Inc.

Dear Sirs:

RE:	Talisman Energy Inc. Short Form Base Shelf Prospectus Dated March 22, 2010

Reference is made to the short form base shelf prospectus (the "Prospectus") forming part of the registration statement on Form F-10 (File No. 333-165524) filed by Talisman Energy Inc. with the U.S. Securities and Exchange Commission.

We hereby consent to the references to our firm name in the Prospectus under the headings "Enforceability of Civil Liabilities" and "Legal Matters" and to the reference to our advice under the heading "Enforceability of Civil Liabilities". In giving such consent, we do not acknowledge that we come within the category of persons whose consent is required by the U.S. Securities Act of 1933, as amended, or the rules and regulations thereunder.

Yours Truly,
(Signed) "Macleod Dixon LLP" Macleod Dixon LLP

QuickLinks

  Exhibit 5.3